EXHIBIT 5.1

                                       VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.
                                       222 NORTH LASALLE STREET
                                       CHICAGO, ILLINOIS 60601
                                       312-609-7500
                                       FACSIMILE: 312-609-5005

                                       OFFICES IN CHICAGO, NEW YORK CITY AND
                                       LIVINGSTON, NEW JERSEY



                                       September 12, 2003



MAF Bancorp, Inc.
55th Street & Holmes Avenue
Clarendon Hills, Illinois  60514

Ladies and Gentlemen:

         Reference is hereby made to the Form S-4 Registration Statement (the "Registration Statement") being filed by MAF Bancorp, Inc., a Delaware corporation ("MAF"), relating to the registration of up to 8,520,000 shares of MAF common stock, par value $0.01 per share, to be issued to shareholders of St. Francis Capital Corporation, a Wisconsin corporation ("St. Francis"), in exchange for shares of Fidelity common stock, par value $0.01 per share, pursuant to the proposed merger (the "Merger") of St. Francis with and into MAF in accordance with the terms and conditions of that certain Agreement and Plan of Reorganization dated as of May 20, 2003 (the "Merger Agreement"). We have acted as counsel for MAF in connection with the Merger.

         It is our opinion that such shares of MAF common stock, when issued to St. Francis shareholders in accordance with and pursuant to the Merger Agreement, will be validly issued, fully paid and nonassessable.

         The opinion expressed herein is based on the facts in existence and the laws in effect on the date hereof and is limited to the Delaware General Corporation Law, the Federal securities laws and the laws of the State of Illinois currently in effect.

         We hereby consent to the use of this opinion in connection with said Registration Statement and to the use of our name under the heading "Legal Matters" in the proxy statement/prospectus included therein.

                                    Very truly yours,

                                    /s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.